Preferred Apartment Communities, Inc. Announces Chief Financial Officer Appointment

Atlanta, GA, July 12, 2018

John A. Isakson to become CFO on July 12, 2018

Preferred Apartment Communities, Inc. (NYSE: APTS) ("PAC" or the "Company") announced today that the Company has elected John A. Isakson, who currently serves as Executive Vice President and Chief Capital Officer, as Executive Vice President and Chief Financial Officer.
Daniel M. DuPree, Chairman and CEO said, "We are pleased to have in the Company a financial executive with the leadership and skills John brings to this role. His corporate and property level finance experience; his extensive knowledge and understanding of PAC's business; and his strong leadership on our secondary offerings demonstrate that John is well-prepared to help lead the Company’s continued growth."

John Isakson has served as Executive Vice President and Chief Capital Officer of the Company since 2014.  He also serves as Chief Executive Officer of Main Street Apartment Homes, LLC, an indirect subsidiary of the Company, since its commencement of operations in 2015.  Prior to his roles at the Company, he was Chief Executive Officer of Williams Asset Management, an investment and asset management firm for a multifamily private equity fund he co-founded with John Williams, from 2006 to 2013.  He has a broad depth of knowledge of both the private and institutional side of the real estate industry in acquisitions, dispositions, corporate and property level finance, investor relations and asset management.  Mr. Isakson serves on the Dean's Advisory Council at Tulane University and is on the board of directors of the Atlanta Opera.  He has served on the Arthritis Foundation's national board of directors, as well as the board for the Georgia chapter in various positions.  Mr. Isakson earned a bachelor’s degree in Economics at Tulane University, and his master’s degree in Economics at the University of Georgia.

About Preferred Apartment Communities, Inc.
Preferred Apartment Communities, Inc. is a Maryland corporation formed primarily to acquire and operate multifamily properties in select targeted markets throughout the United States. As part of our business strategy, we may enter into forward purchase contracts or purchase options for to-be-built multifamily communities and we may make real estate related loans, provide deposit arrangements, or provide performance assurances, as may be necessary or appropriate, in connection with the development of multifamily communities and other properties. As a secondary strategy, we may acquire or originate senior mortgage loans, subordinate loans or real estate loans secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily related assets and invest a lesser portion of our assets in other real estate related investments, including other income-producing property types, senior mortgage loans, subordinate loans or real estate loans secured by interests in other income-producing property types, membership or partnership interests in other income-producing property types as determined by our manager as appropriate for us. At March 31, 2018, the Company was the approximate 97.3% owner of Preferred Apartment Communities Operating Partnership, L.P., the Company's operating partnership. Preferred Apartment Communities, Inc. has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended, commencing with its tax year ended December 31, 2011. Learn more at www.pacapts.com

Additional Information

The SEC has declared effective the registration statement (including prospectus) filed by the Company for each of the offerings to which this communication may relate. Before you invest, you should read the final prospectus, and any prospectus supplements, forming a part of the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering to which this communication may relate. In particular, you should carefully read the risk factors described in the final prospectus and in any related prospectus supplement and in the documents incorporated by reference in the final prospectus and any related prospectus supplement to which this communication may relate. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or its dealer manager, Preferred Capital Securities, LLC, with respect to PAC's mShares Redeemable Preferred Stock Offering and Series A Redeemable Preferred Stock and Warrant Unit Offering, and JonesTrading Institutional Services LLC, with respect to PAC's ATM Common Stock Offering, will arrange to send you a prospectus if you request it by calling Leonard A. Silverstein at (770) 818-4100, 3284 Northside Parkway NW, Suite 150, Atlanta, Georgia 30327.

The ATM Common Stock Offering prospectus, dated July 18, 2016, including a base prospectus, dated May 17, 2016, can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1481832/000148183216000152/atmprospectus.htm

The mShares Redeemable Preferred Stock Offering prospectus, dated January 19, 2017, can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1481832/000148183217000008/a424prospectus-mshares1.htm

The Series A Redeemable Preferred Stock and Warrant Unit Offering prospectus, dated March 16, 2017, can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1481832/000148183217000061/a424prospectus-15bseriesar.htm

SOURCE: Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc.
Leonard A. Silverstein 770-818-4147
President and Chief Operating Officer
Email: lsilverstein@pacapts.com